Exhibit 99.1
For More Information Contact:
David Turner
(573) 761-6100

New CEO and New President Announced for
Hawthorn Bancshares, Inc. and Hawthorn Bank
Jefferson City, MO – April 27, 2023 – Hawthorn Bancshares, Inc. (NASDAQ: HWBK) and its subsidiary Hawthorn Bank announced today that Brent Giles will be named CEO of both entities effective May 1, 2023. Also for both entities, Gregg Bexten, currently Regional President of the bank’s Central Region, will assume the role of President, while current Chairman, President and CEO David Turner will remain on as Executive Chairman.
“It is my pleasure to welcome Brent Giles to the Hawthorn Bank leadership team. Brent’s extensive experience and proven leadership will be an incredible asset to shareholders, customers and employees,” said Turner. Giles brings 34 years of banking experience, most recently as President and CEO of Bank of Blue Valley, a $1.4 billion bank based in Overland Park, Kansas.
Giles served as Chairman and Chief Executive Officer of Liberty Bancorp, Inc. and BankLiberty from 2003 until its sale in 2019. During that time, Giles took the company public, growing the bank through a mix of acquisitions and organic growth, to become one of the nation’s top performing community banks.
“Hawthorn Bank has a long, storied history of supporting its customers and communities through true relationship banking,” said Giles. “I’m honored to step into the CEO role and very excited to work with the talented leadership team at Hawthorn Bank. Mr. Turner and his team have built a tremendous foundation and franchise that is primed for continued growth and expansion.”
“We also look forward to Gregg Bexten’s expanded leadership as we continue building on our many solid relationships with local businesses and individuals in the communities we serve,” Turner added.
Bexten has been with Hawthorn Bank since 1998 and brings over 30 years of commercial banking experience to his new role.
Giles and Bexten will both join the Hawthorn Bancshares and Hawthorn Bank boards of directors.
About Hawthorn Bancshares, Inc.
Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City, Missouri with additional locations in the Missouri communities of Lee's Summit, Liberty, St. Louis, Springfield, Independence, Columbia, Clinton, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert, Missouri.

Contact:
Hawthorn Bancshares, Inc.
Stephen E. Guthrie
Chief Financial Officer
TEL: 573.761.6100
Fax: 573.761.6272
www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the Company's quarterly and annual reports filed with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company disclaims any obligation to update any forward-looking statement or to publicly announce the results of any revisions to any of the forward-looking statements included herein, except as required by law.